Exhibit 10.26

[This page appears on The Vons Companies, Inc. letterhead]

Roger E. Stangeland
Chairman and Chief Executive Officer


                                    October 29, 1993



Mr. Dennis K. Eck
550 North Alta Vista Avenue
Monrovia, CA 91016

Dear Dennis:

      This letter amends and supplements the Settlement Agreement and Mutual Release (the "Agreement") effective October 31, 1993, between you and the Company.

      1.    Home Relocation Allowance:  In light of a prior commitment made to
            -------------------------
you concerning the possible inclusion of your Monrovia home in the Company relocation purchase in lieu of your Dana Point home, we have agreed that, in lieu of normal relocation benefits or any other relocation obligation, the Company will pay you $135,000 (less any required withholding), payable on the Effective Date under the Agreement.

      2.    Tax Treatment of Payment for Damages:  Both you and the Company
            ------------------------------------
believe that, as payment for alleged personal injuries, the Company is not obligated to withhold taxes from the payment made pursuant to paragraph 10 of the Agreement, and it will not do so. We both recognize, however, that a taxing authority may challenge that tax treatment as a result of auditing either your or the Company's tax return. Accordingly, if, prior to October 31, 1998 any taxing authority asserts a tax deficiency against the Company for unpaid taxes, including interest and/or penalties, with respect to the payment for damages, the Company may withhold from the SERP Benefit payable under paragraph 7 of the Agreement the amounts asserted to be due from the Company by such tax authority, until the issue is finally resolved, including appeals. Any tax or penalty ultimately determined to be owed by the Company shall be deducted from the SERP Benefit so withheld, with any remainder paid to you at that time.

      If the foregoing is acceptable to you, please sign and date this letter in the space indicated.

                                    Very truly yours,

                                    /s/ Roger E. Stangeland

                                    Roger E. Stangeland

ACCEPTED AND AGREED
the  29th day of Oct, 1993
     ----        ---


/s/ Dennis K. Eck
- ---------------------------
     Dennis K. Eck

              SETTLEMENT AGREEMENT AND MUTUAL RELEASE
              ---------------------------------------

      This Settlement Agreement and Mutual Release ("Agreement") is made by and between Dennis K. Eck ("Eck") and The Vons Companies, Inc. (the "Company").

      It is the desire of the parties to this Agreement to resolve all issues relating to the employment of Eck by the Company pursuant to the provisions contained herein and to release one another from all claims or liabilities in connection therewith.

      In consideration of the mutual promises, convents and conditions hereinafter set forth and the payments provided herewith, Eck and the Company agree as follows:

      1.    Resignation:  Eck hereby resigns as President, Chief Operating
            -----------
Officer and a member of the Board of Directors of the Company effective October 31, 1993, (the "Resignation Date"). On the Resignation Date, Eck shall receive payment for any accrued unused vacation time. Eck shall receive no incentive compensation award or bonus for 1993.

      2.    Extension Period:  Effective November 1, 1993, and continuing for
            ----------------
a period of two (2) years thereafter (the "Extension Period"), Eck shall remain an employee of the Company with the title of "Special Advisor to the Chairman", performing such advisory and consulting services as shall be designated from time to time by the Chairman in concert with the Executive Committee of the Board of Directors. It is anticipated that such duties shall consist of advice with respect to basic strategy and review of operating results of the business, as well as representing the Company as directed in industry and other matters, including membership on the boards of the ECR project and Advanced Promotion Technologies, Inc. Eck shall also assist the Company by performing due diligence as directed with respect to any contemplated acquisitions and will cooperate fully with respect to ongoing Company litigation, including depositions and testimony as needed. Eck shall not accrue any vacation pay during the Extension Period.

      3.    Salary During Extension Period:  During the Extension Period, Eck
            ------------------------------
shall be paid a salary of One Hundred Thirty Thousand Dollars ($130,000) per year, payable in installments of Ten Thousand Dollars($10,000) in each fiscal period of the Company, plus reimbursement for any out of pocket expenses consistent with Company policy. In the event Eck obtains other employment during the Extension Period, any salary not yet paid shall be added to the amount otherwise payable under paragraph 7 hereof.

      4.    Insurance Benefits:  The Company shall continue to provide Eck
            ------------------
with life, medical and disability insurance at the level provided to all officers, on the same basis as provided to all officers, until the earlier of
(1) the date Eck obtains other employment or, (2) October 31, 1998.

      5.    Stock Options:  Eck shall continue to vest under the Company's
            -------------
1990 Stock Option and Restricted Stock Plan (the "Plan") with respect to the option granted in February 1990 to purchase One Hundred Fifty Thousand (150,000) shares of stock thereunder for Two Dollars and Fifty Cents($2.50) per share. No further awards shall be made to Eck under the Plan, and all other unvested stock options issued to Eck under the Plan shall be terminated and cancelled, notwithstanding the provisions of any stock option agreement issued pursuant to the Plan heretofore.

      6.    Retiree Medical Benefit:  Eck shall be deemed fully vested under
            -----------------------
the Company's health plan for retired employees and eligible for benefits thereunder pursuant to the provisions of such plan as if he had remained employed by the Company until retirement on November 1, 1998.

      7.    SERP Benefits:  The parties agree that the amount of Eck's SERP
            -------------
lump sum benefit accrued as of October 31, 1993, is $497,311. This amount shall be increased by $237,051 (to a total of $734,362) plus any unpaid salary for the Extension Period pursuant to paragraph 3 above (the total of such amounts hereinafter referred to as the "SERP Benefit"). Provided Eck shall not be in default hereunder, on Eck's fifty-fifth birthday, he shall be paid the SERP Benefit, without accrued interest and subject to any other obligations to, or agreements with, the Company by Eck.

      8.    No Other Benefits:  Eck shall not be eligible for any employee
            -----------------
benefits other than those enumerated above.

      9.    Non Competition; Other Employment:  During the Extension Period,
            ---------------------------------
Eck will not compete with the Company in any respect, will not work or consult for anyone who competes with the Company, and will not deal with any employee or customer of the Company, except as authorized by the Chairman. In the event Eck shall obtain new employment as provided below, or engage in self-employment, with a business operating in a marketing area in which the Company did not operate prior to thereto, Eck may retain such position or self employment if the Company subsequently (through acquisition or otherwise) commences operation in such marketing area, notwithstanding the aforesaid non-competition restriction. If Eck violates the non-competition restrictions contained herein, he shall be in breach of this Agreement, and all benefits payable to him hereunder, including those contained in 3 through 7 above, shall cease and no longer be available to Eck, and the Company may pursue any other damages in law or equity, including injunctive relief. It is the intent of the parties that Eck, and the Company may pursue any other damages in law or equity, including injunctive relief. It is the intent of the parties that Eck may obtain employment elsewhere during the Extension Period so long as it is not with a business in competition with the Company. Following expiration of the Extension Period, Eck's employment with the Company shall be terminated, and he shall be entitled to no further payments or benefits from the Company except profit sharing, pension and SERP distributions as provided under such plans.

      10.   Settlement of Damage Claim:  In addition to the foregoing, on the
            --------------------------
eighth day following execution hereof by Eck, the Company shall pay to Eck the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in settlement of Eck's claim for emotional distress and other personal injuries allegedly sustained as a result of wrongful termination, employment discrimination, defamation or other legal causes of action.

      11.   Release by Eck:  Except as to rights or claims as may arise from
            --------------
this Agreement, Eck releases and forever discharges the Company, including its present and former officers, directors, agents, employees, representatives or shareholders (including any entity employing, represented by or affiliated with any such present or former director, officer, agent, employee, representative or shareholder), parent companies, subsidiaries, affiliates, assigns and successors-in-interest, and all persons or entities acting by, through, under or in concert with them, or any of them, from any and all injuries, suits, charges, complaints, grievances, obligations, liabilities, losses, expenses, claims, demands, causes of action, damages, costs and all other legal responsibilities in any form whatsoever which he now has or may have in the future, in law or equity, including, but not limited to, all matters arising out of, connected with or incidental to Eck's employment with the Company, or to the dealings between the parties, including, without limitation, any contracts or purported contracts or employment or severance agreements or other such arrangements. This waiver and release includes the release of any rights, claims of action, demands, damages or costs arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, and any other federal, state or local laws or regulations prohibiting employment discrimination and any claim for wrongful termination.

      12.   Release by the Company:  Except as to such rights or claims as may
            ----------------------
arise from the Agreement, the Company releases and forever discharges Eck, and his executor, successors-in-interest, heirs and assigns from any and all injuries, suits, charges, complaints, grievances, obligations, liabilities, losses, expenses, claims, demands, causes of action, damages, costs and all other legal responsibilities in any form whatsoever which it now has or may have in the future arising out of, connected with or incidental to his employment by, or his service as director of, the Company, or to the dealings between the parties occurring prior to the execution of this Agreement.

      13.   Indemnification of Eck:  In addition to the foregoing, the Company
            ----------------------
specifically agrees to indemnify, defend and hold Eck harmless from any and all claims or causes of action or complaints filed against him which arise out of or are connected with his employment by, or his service as director of, the Company, with the good faith discharge of his duties and as provided under California Labor Code Section 2802. Moreover, nothing contained in this Agreement shall prevent Eck from raising any defense to any such claims to the same extent that he would have been entitled to such defense as an employee of the Company.

      14.   Waiver of Civil Code Section 1542:  Each Party to this Agreement
            ---------------------------------
specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, as follows:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor".

            Eck and the Company acknowledge that they have read Civil Code
Section 1542 and fully understand same.

      15.   Representations By Eck:
            ----------------------

            (a) Eck represents and warrants that he has not assigned or transferred to any other person, firm or corporation, in any manner, including by way of subrogation or operation of law or otherwise, any portion of any claim, right, demand, action or cause of action, that he now has, or might have in the future arising out of his employment with the company nor any recovery or settlement to which he may be entitled.

            (b) Eck represents and warrants that he has not filed and agrees not to file any action, claim or initiate any proceeding in any court or before an administrative agency asserting any claims that are specifically released herein or that arise from matters that are asserted herein.

      16.   Non Administration:  Eck and the Company acknowledge that this
            ------------------
agreement constitutes a settlement and is not an admission of liability, but is in compromise of disputed claims. In consideration of this Agreement, Eck and the Company assume the risk of any damage which now may be latent, unexpected or which may hereafter appear, develop or occur for any reason, including, without limitation, attorneys' fees and costs incurred by either party in connection with matter.

      17.   Costs and Fees:  In the event that either party breaches the terms
            --------------
of this Agreement, the non-breaching party shall be entitled to recover in any action arising out of such breach reasonable attorneys' fees, as well as any costs of investigation and filing fees that may be incurred therein.

      18.   Arbitration:  Any dispute arising under or relating to this
            -----------
Agreement shall be conclusively resolved by arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association and Title 9 of the California Code of Civil Procedure, including
Section 1283.05 providing for discovery. The arbitration shall be before three (3) neutral arbitrators appointed by the American Arbitration Association, at least one (1) of whom shall be a litigation partner in a law firm having at least one hundred (100) lawyers nationally.

      19.   Confidentiality:  The parties hereto understand and specifically
            ---------------
agree that the terms of this Agreement, and any other document executed pursuant thereto, shall remain confidential and any disclosure of the terms and condition herein, except as to Eck's family, tax and personal advisors and counsel, and as to the Company, the Board of Directors, Compensation Committee, Legal Department and appropriate officers and advisors, shall be deemed a breach of this Agreement, except such disclosure as may be required of the Company to comply with the Securities Act or the Securities Exchange Act or any rules or regulations thereunder.

      20.   Publications:  Eck shall not disparage or impugn the character of
            ------------
the Company, its employees or members of its Board of Directors nor engage in any actions damaging to the reputation of the Company. The Company agrees that neither its executive officers nor its Board of Directors will disparage or impugn the character of Eck or take any action to damage his reputation. The parties will mutually agree upon the wording of any press release announcing
Eck's departure from or reassignment of duties with the Company.

      21.   Investigation; No Reliance:  Each party has made such
            --------------------------
investigation of the facts pertaining to this settlement and the Agreement as it deems necessary, and each party does not rely upon any statement, representation or promise of any other party, or of any officer, agent, employee, representative, or any attorney for the other party, in executing this Agreement, or in making this settlement provided for herein, except as expressly stated in this Agreement.

      22.   Future Employment:  Eck agrees that after the Extension Period he
            -----------------
will not at any time seek employment with the Company or any of its affiliates, subsidiaries or divisions.

      23.   Governing Law:  This Agreement shall be deemed to have been
            -------------
executed within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

      24.   Successors and Assigns:  This Agreement is binding upon and shall
            ----------------------
inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, division, parent companies, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders.

      25.   Severability:  The provision of this agreement are severable.
            ------------
If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

      26.   Entire Agreement; Amendment:  This agreement sets forth the entire
            ---------------------------
agreement between the parties and supersedes any and all prior oral and written agreements or understanding between them concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by both parties.

      27.   Construction:  Each party has cooperated in the preparation of
            ------------
this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party.

      ECK ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, SEEK COUNSEL, AND CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THE AGREEMENT BEFORE SIGNING IT. ECK AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. ECK HAS TWENTY-ONE (21) DAYS FORM OCTOBER 23, 1993 (THROUGH NOVEMBER 19, 1993) TO EXECUTE THIS AGREEMENT.

      THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER ECK SIGNS
IT.


Dated: Oct 29     , 1993               /s/ Dennis K. Eck
       -----------                     -------------------------------
                                       Dennis K. Eck

                                       THE VONS COMPANIES, INC.

Dated:            , 1993               By:/s/ Roger E. Stangeland
       -----------                        ----------------------------
                                          Roger E. Stangeland
                                          Chairman and Chief
                                          Executive Officer













10-29-93